Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KEYNOTE SYSTEMS, INC.,

HAWAII MERGER CORP.

AND

HAWAII PARENT CORP.

DATED AS OF JUNE 23, 2013

i

ii

iii

EXHIBITS

A.	Form of Voting Agreement

B.	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 23, 2013, is by and among Hawaii Parent Corp., a Delaware corporation (“Parent”), Hawaii Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Keynote Systems, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Article IX, and Article IX includes an index of all capitalized terms used in this Agreement.

RECITALS

WHEREAS, the Company and Merger Sub each have determined that it is advisable, fair to and in the best interests of its stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, $0.001 value per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash as set forth herein, all upon the terms and subject to the conditions of this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Common Stockholders”) and (iii) resolved to recommend the adoption of this Agreement by the Company Common Stockholders.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund X, L.P., a Delaware limited partnership (the “Sponsor”), has entered into a limited guarantee, dated as of the date hereof, in favor of the Company with respect to certain obligations and liabilities of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Limited Guarantee”).

WHEREAS, each of the boards of directors of Parent and Merger Sub have unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (iii) resolved to recommend the adoption of this Agreement by Merger Sub’s sole stockholder.

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Common Stockholders have entered into voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Common Stockholders have agreed to vote such Company Common Stockholder’s shares of Company Common Stock in favor of the adoption of this Agreement and against any competing proposals.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Parent shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.2                                    Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60654, on the third (3rd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, or another time, date or place as is agreed to in writing by the parties hereto (the date on which the Closing occurs, the “Closing Date”).

Section 1.3                                    Effective Time. On the Closing Date and upon the terms and subject to the conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective Time.

Section 1.4                                    Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Except as provided in Section 1.4(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenter Shares) shall be cancelled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $20.00 in cash, without interest thereon (the “Merger Consideration”), upon surrender of the Certificate representing such share of Company Common Stock as provided in Article II. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate theretofore representing such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted, as provided herein.

(b)                                 Each share of Company Common Stock that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each share of Company Common Stock owned by Parent or any of its Affiliates shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c)                                  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)                                 If, between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

Section 1.5                                    Organizational Documents.

(a)                                 At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Certificate of Incorporation shall (i) be amended to change the name of the Surviving Corporation to “Keynote Systems, Inc.” and (ii) comply with Section 5.9(a). Thereafter, the Certificate of Incorporation of the Surviving Corporation may only be amended in accordance with its terms, Section 5.9 and as provided by Law.

(b)                                 At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that (i) all references to Merger Sub in the Bylaws of the Surviving Corporation shall be amended to refer to “Keynote Systems, Inc.” and (ii) such Bylaws shall comply with Section 5.9(a)). Thereafter, the Bylaws of the Surviving Corporation may only be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.6                                    Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, at the Closing, resignations of all the directors of the Company to be effective upon the Effective Time. At the Effective Time, the directors of Merger Sub and the officers of the Company shall continue in office as the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.7                                    Company Options; Company RSUs; ESPP and Company Restricted Stock.

(a)                                 Termination of Company Equity Incentive Plan. Except as otherwise agreed to by the parties hereto in writing, (i) the Company Equity Incentive Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be cancelled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Equity Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(b)                                 Company Common Stock Options. Immediately prior to, and contingent upon the consummation of, the Closing, each unvested Company Common Stock Option shall immediately vest and become exercisable. At the Effective Time, each outstanding Company Common Stock Option (including those subject to acceleration pursuant to the immediately preceding sentence), shall be cancelled, (i) in the case of a Company Common Stock Option having a per share exercise price less than the Merger Consideration, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Common Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash (without interest thereon) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Common Stock Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Company Common Stock Option, and Parent shall, or shall cause the Surviving Corporation to, pay to the holders of such Company Stock Options such amount as soon as practicable after the Effective Time in accordance with Section 2.1, or (ii) in the case of any Company Common Stock Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Common Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Common Stock Option. Prior to the Effective Time, the Company shall deliver to the holders of Company Common Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(c)                                  Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, that has not been settled into shares of Company Common Stock prior to the Effective Time shall become fully vested and cancelled, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time an amount (subject to any applicable withholding Tax) in cash (without interest thereon) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time without regard to vesting and (ii) the Merger Consideration to each share, and Parent shall, or shall cause the Surviving Corporation to, pay to the holders of such Company RSUs such amount as soon as practicable after the Effective Time in accordance with Section 2.1. The cancellation of a Company RSU as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company RSU. Prior to the Effective Time, the Company shall deliver to the holders of Company RSUs notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(d)                                 Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions and repurchase rights thereon shall lapse and all such shares of Company Restricted Stock shall be converted automatically into the right to receive at the Effective Time an amount in cash (without interest thereon) in U.S. dollars equal to the product of (i) the total number of such shares of Company Restricted Stock without regard to vesting and (ii) the Merger Consideration.

(e)                                  Employee Stock Purchase Plan. As soon as practicable following the date hereof, the Company Board of Directors (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP: (i) each individual participating in the Offering (as defined in the ESPP) in progress as of the date hereof (the “Final Offering”) shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced or (y) to make separate non-payroll contributions to the ESPP on or following the date hereof, (ii) no individual who is not participating in the ESPP as of the date hereof may commence participation in the ESPP following the date hereof, (iii) the Final Offering shall end on (and the final Purchase Date (as defined in the ESPP) shall be) the earlier to occur of July 31, 2013 and a date that is five (5) calendar days prior to the Effective Time, (iv) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering, (v) the ESPP shall terminate the date immediately prior to the date of the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter and (vi) no new Offering Periods (as defined in the ESPP) shall be commenced after the date hereof. Section 1.7(e) of the Company Disclosure Letter sets forth: (A) the aggregate number of shares of Company Common Stock to be purchased under the ESPP, and (B) the aggregate purchase price for such shares under the ESPP (in each case assuming for this purpose that the Merger Consideration is the Fair Market Value (as defined in the ESPP) of Company Common Stock on the Purchase Date (as defined in the ESPP) and the Purchase Date is the date prior to the date of this Agreement), as determined in accordance with the immediately preceding sentence. All shares of Company Common Stock purchased in the Final Offering shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 1.8                                    Dissenter Shares. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenter Shares, as provided in Section 262 of the DGCL, such Dissenter Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 1.8) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenter Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262 of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenter Shares prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time and Parent shall have the right to participate in all (but not control any) negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262 of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenter Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to this Section 1.8. From and after the Effective Time, a holder of Dissenter Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1                                    Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Article I in exchange for outstanding shares of Company Common Stock (but not, for the avoidance of doubt, for payments in respect of Company Common Stock Options, Company RSUs or Company Restricted Stock, which shall be paid by the Company through its payroll system as soon as practicable (and in any case no later than the second payroll date) following the Closing unless otherwise agreed to by Parent). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Article I in exchange for outstanding shares of Company Common Stock out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Article I shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Exchange Fund shall not be used for any other purpose.

Section 2.2                                    Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (“Certificates,” it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Article I (excluding, for the avoidance of doubt, the Company, Parent, Merger Sub, any Subsidiary of the Company or Parent or holders of Dissenter Shares who have not subsequently withdrawn or lost their rights of appraisal) (i) a letter of transmittal in customary form and with such other provisions as Parent may reasonably determine (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 1.8.

Section 2.3                                    Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock in respect of which such Merger Consideration was paid.

Section 2.4                                    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any Company Common Stockholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 2.5                                    No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any Company Common Stockholder for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.6                                    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

Section 2.7                                    No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 2.8                                    Withholding of Tax. Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Common Stock Options, Company RSUs and/or Company Restricted Stock such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (i) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (ii) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate, Company Common Stock Option or Company RSU in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Letter to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Letter to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and except as set forth in the Company Reports (to the extent it is reasonably apparent that any such disclosure set forth in the Company Reports would qualify the representations and warranties contained herein and other than, in each case, any matters required to be disclosed for purposes of Section 3.3 (Capitalization), Section 3.8(c) (Financial Statements), Section 3.9(ii) (Absence of Company Material Adverse Effect), which matters shall be specifically disclosed in Sections 3.3, 3.8(c) and 3.9(ii) of the Company Disclosure Letter, respectively, and further excluding from the Company Reports (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company Reports filed after September 30, 2011 and prior to the date hereof and (3) any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1                                    Organization and Good Standing; Charter Documents.

(a)                                 The Company and each of its Subsidiaries (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has full corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company has delivered to Parent (or included as an exhibit to the Company 10-K) complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Subsidiary of the Company, each as amended to date, and each as so delivered is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.  As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Letter, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 3.2                                    Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Required Vote, to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers (the “Bankruptcy and Equity Exception”).

Section 3.3                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 500,000 shares of preferred stock. As of June 21, 2012, (i) no shares of preferred stock, and (ii) 18,502,041 shares of Company Common Stock are issued and outstanding, and no shares of Company Common Stock or preferred stock are held in the Company’s treasury. As of June 21, 2012, a maximum number of 2,205,548 shares of Company Common Stock are issuable pursuant to outstanding Company Common Stock-Based Awards consisting solely of (i) 1,452,773 Company Common Stock Options outstanding pursuant to the Company Equity Incentive Plan, each such Company Common Stock Option entitling the holder thereof to purchase one share of Company Common Stock, and 1,452,773 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such outstanding Company Common Stock Options, (ii) RSUs outstanding for 572,775 shares of Company Common Stock and (iii) 180,000 shares of Company Restricted Stock (which number of shares of Company Restricted Stock is included in issued and outstanding Company Common Stock set forth in this Section 3.3(a)). Except as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(b)                                 Except as set forth above, there are no outstanding contractual obligations to which the Company or any of its Subsidiaries is a party affecting or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company or any of its Subsidiaries.  All outstanding shares of Company Common Stock are, and any additional shares of Company Common Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities Law.

(c)                                  All shares of Company Common Stock subject to issuance under the Company Equity Incentive Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance in all material respects with all applicable federal and state securities Law. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Common Stockholders may vote. The copy of the Company Equity Incentive Plan that is filed as an exhibit to the Company 10-K is a complete and correct copy thereof as in effect on the date hereof. Section 3.3(c) of the Company Disclosure Letter sets forth a list of the holders of Company Common Stock Options, Company RSUs, Company Restricted Stock and/or Company Common Stock-Based Awards as of the date hereof, the maximum and target number of shares of Company Common Stock subject to such Company Common Stock Option, Company RSU, Company Restricted Stock or Company Common Stock-Based Award, the expiration date of such Company Common Stock Option, Company RSU, Company Restricted Stock or Company Common Stock-Based Award and the price at which such Company Common Stock Option, Company RSU, Company Restricted Stock or Company Common Stock-Based Award may be exercised (if any).

(d)                                 As of the date hereof, except for the Voting Agreements, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound with respect to the voting or registration of Company Common Stock or capital stock of any its Subsidiaries or preemptive rights with respect thereto.

(e)                                  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries.

(f)                                   There are no preemptive rights of first refusal, co-sale rights, “drag-along” rights or registration rights granted by the Company with respect to the Company’s capital stock.

(g)                                  Except for the Company’s repurchase rights with respect to unvested shares issued under the Company Equity Incentive Plan and with respect to Company Restricted Stock, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

(h)                                 The aggregate consideration payable under Article I as of the date of this Agreement shall not exceed $394,251,229 (“Aggregate Consideration”), with such Aggregate Consideration consisting of amounts not to exceed (1) $371,241,300 with respect to the Company Common Stock (including Company Restricted Stock and shares to be purchased under the ESPP (assuming for this purpose that (i) the Merger Consideration is the Fair Market Value of Company Common Stock on the Purchase Date and the Purchase Date is the date prior to the date of this Agreement and (ii) the total number of shares to be purchased under the ESPP are the total number of shares that could be purchased as of the date hereof)), (2) $11,455,500 with respect to the Company RSUs, (3) $11,554,429 with respect to the Company Stock Options and (4) no amount in respect of Preferred Stock; provided that the Company shall not be deemed to have breached this Section 3.3(h) solely by virtue of proper exercises of Company Stock Options and/or settlement of Company RSUs (and set forth in Section 3.3(b)) in accordance with their terms, so long as the net effect of such exercise does not increase the Aggregate Consideration.

Section 3.4                                    Company Subsidiaries. Section 3.4 of the Company Disclosure Letter contains a correct and complete list of all of the Subsidiaries of the Company and the ownership interest of the Company or its Subsidiaries in each Subsidiary. The Company or one of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock and other Equity Interests of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. Except for the capital stock of, or other Equity Interests in, the Subsidiaries set forth in Section 3.4 of the Company Disclosure Letter, the Company does not own or have the right or obligation to acquire, directly or indirectly, any Equity Interest in, any Person.

Section 3.5                                    No Conflict; Required Filings and Consents.

(a)                                 Assuming compliance with the matters, and receipt of the approvals, referenced in Section 3.5(d) and the obtainment of the Company Required Vote, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws, or the equivalent organizational documents of any Subsidiary of the Company, (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or any property or asset of the Company or any of its Subsidiaries or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, consent, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or its Subsidiaries pursuant to, any Company Material Contract, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date to be established for the Stockholders Meeting, voting as a single class, at the Stockholders Meeting, in favor of adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

(c)                                  The Company Board of Directors has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and the Company Common Stockholders and (iii) resolved to recommend the adoption of this Agreement by the Company Common Stockholders (the “Company Recommendation”).

(d)                                 No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under any other Antitrust Law, (ii) the filing with the SEC of the Proxy Statement, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) any filings or notifications required under the rules and regulations of the Nasdaq of the transactions contemplated hereby and (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.  As of the date hereof, to the Knowledge of the Company, there is no reason why all material regulatory approvals from any Governmental Entity of competent jurisdiction required for the consummation of the Merger should not be obtained.

Section 3.6                                    Compliance.

(a)                                 Compliance with Law; Permits. Except in each case as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all Company Permits, (ii) all such Company Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with, and have for the past two (2) years been in compliance with, the terms of the Company Permits and all applicable Law, (iv) the Company and its Subsidiaries have for the past two (2) years been, and are, in compliance with all applicable listing, corporate governance and other rules and regulations of the Nasdaq and (v) no such Company Permit shall cease to be effective as a result of the transactions contemplated by this Agreement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is not in material compliance with the terms of any material Company Permit or any applicable Law.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened in writing.  No representation or warranty is made in this Section 3.6(a) with respect to Tax matters, which shall be addressed exclusively by Section 3.10 (Taxes) and Section 3.13 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 3.21 (Environmental Matters).

(b)                                 Prohibited Payments. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, none of the Company, any Subsidiary of the Company any director, officer, agent, or employee of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, other Person acting for or on behalf or at the direction of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic Government Official from corporate funds, (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official or (iv) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”). To the Knowledge of the Company, during the last five (5) years, neither the Company nor any Subsidiary of the Company has received any communication that alleges that the Company or any Subsidiary of the Company, or any Representative or other Person acting for or on behalf or at the direction thereof is, or may be, in material violation of, or has, or may have, any material liability under, the FCPA.

(c)                                  Import/Export Compliance. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. international trade laws, including the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the Executive Orders and regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) imposing embargoes and restrictions on transactions with designated countries and parties, including individuals and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”); the anti-boycott regulations administered by the U.S. Department of Commerce (“Commerce”), and the U.S. Department of the Treasury; the Export Administration Act of 1979, as amended; the Export Administration Regulations; the Arms Export Control Act, as amended; and the International Traffic in Arms Regulations and (ii) all other applicable international trade laws in other countries in which the Company conducts business, except for any instances of noncompliance that would not have a Company Material Adverse Effect. Without limiting the foregoing, and except in each case as would not have a Company Material Adverse Effect, none of the Company, any Subsidiary of the Company, any officer, director or employee of the Company and, to the Knowledge of the Company, any agent or other Person acting for, on behalf of, or at the direction of the Company or any Subsidiary of the Company has (A) been or is designated on any list of any Governmental Entity, including the SDN List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s Debarred List, (B) participated in any transaction involving such designated persons or entities, or any country that is subject to U.S. sanctions administered by OFAC or (C) participated in any transaction involving international terrorism or nuclear, chemical or biological weapons proliferation.

Section 3.7                                    Litigation. There are no claims, actions, suits, charges, demands, directives, proceedings, governmental investigations, inquiries, notices of violation or subpoenas (each an “Action”) pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any current or former executive of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with his or her employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, and, to the Knowledge of the Company, there are no Actions threatened against the Company or any of its Subsidiaries, or any current or former executive of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, in each case that is individually material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that is individually material to the Company and its Subsidiaries, taken as a whole. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.  No representation or warranty is made in this Section 3.7 with respect to Tax matters, which shall be addressed exclusively by Section 3.10 (Taxes) and Section 3.13 (Employee Benefit Plans), or environmental matters, which shall be addressed exclusively by Section 3.21 (Environmental Matters).

Section 3.8                                    Company Reports; Financial Statements.

(a)                                 The Company has timely filed all Company Reports required to be filed with the SEC between September 30, 2011 and the date hereof. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Each Company Report has complied in all material respects as of its date (or, if amended prior to the date hereof, as finally amended prior to the date hereof) with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed (or amended). None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each of the Chief Executive Officer and Chief Financial Officer of the Company has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the applicable Company Reports filed prior to the date hereof (collectively, the “Certifications”) and the statements contained in such Certifications are accurate in all material respects as of the filing thereof.

(c)                                  The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements and all material correspondence (if such correspondence has occurred since September 30, 2011 through the date hereof) between the SEC on the one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. To the Knowledge of the Company, as of the date hereof, none of the Company Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. All of the Company Financial Statements comply in all material respects with applicable requirements of the Exchange Act and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments and any other adjustments described therein, in each case consistent with GAAP). As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d)                                 The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since September 30, 2011 through the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to each of the foregoing. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act is made known to the Company’s management by others within those entities. Such disclosure controls and procedures are reasonably designed to ensure that the Company’s management is timely alerted to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)                                  The Company has for the past two (2) years been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f)                                   The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics since its adoption.

(g)                                  There are no Liabilities of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, are required by GAAP to be set forth on the Company Financial Statements and are not set forth on the Company Financial Statements (or the notes thereto), other than (i) Liabilities incurred by or on behalf of the Company under, or otherwise permitted by, this Agreement or otherwise in connection with the transactions contemplated by this Agreement, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2012, none of which would reasonably be expected to have a Company Material Adverse Effect, and (iii) Liabilities for performance of the Company’s obligations under its Contracts.

Section 3.9                                    Absence of Certain Changes or Events. Since September 30, 2012 and through the date hereof, except as disclosed in the Company 10-K or in Company Reports since September 30, 2012 through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice and, since and through such dates, there has not been, (i) with respect to either the Company or any of its Subsidiaries, any action that, if taken (or committed to be taken) during the period from the date hereof through the Effective Time, would constitute a breach of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix), (xii), (xiii), (xiv), (xviii), (xx), (xxii), (xxiii), (xxiv), (xxv), (xxvi) or (xxix) of Section 5.1(b) or (ii) any Company Material Adverse Effect.

Section 3.10                             Taxes.

(a)                                 The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all income and other Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax Returns to be filed, will be correct and complete in all material respects. All income and other Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid and, in the case of Tax Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other Encumbrances on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(b)                                 The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all income and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c)                                  There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and neither the Company nor any of its Subsidiaries has received written notice of any threatened audits or investigations relating to any Taxes.

(d)                                 Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

(e)                                  The unpaid Taxes of the Company and its Subsidiaries did not, as of September 30, 2012, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since September 30, 2012 other than a Tax Liability in the ordinary course of business.

(f)                                   The Company has made available to Parent complete and accurate copies of all material Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after December 31, 2009.

(g)                                  There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h)                                 Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(i)                                     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                                    Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar Law by reason of a change in accounting method initiated by it or any other relevant party prior to the Closing Date, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k)                                 No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax Law has been entered into by or with respect to the Company or any of its Subsidiaries.

(l)                                     Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)                             Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) arising out of the transactions contemplated by this Agreement.

(n)                                 Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of Law), (ii) installment sale made prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) election under Code Section 108(i).

(o)                                 Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 3.11                             Title to Personal Properties; Real Property.

(a)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its personal properties and assets reflected in the Company 10-K or acquired after September 30, 2012 (other than assets disposed of since September 30, 2012 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances. The personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $250,000 or an aggregate value in excess of $500,000. No representation or warranty is made in this Section 3.11(a) with respect to ownership of, or Encumbrances with respect to, Intellectual Property, which shall be addressed exclusively in Section 3.16 (Intellectual Property).

(b)                                 Section 3.11(b) of the Company Disclosure Letter sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or one of its Subsidiaries (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all material Encumbrances, except for Permitted Encumbrances, (ii) except as set forth in Section 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person a material right to use or occupy such Owned Real Property or any material portion thereof and (iii) other than the right of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(c)                                  Section 3.11(c) of the Company Disclosure Letter sets forth the address and description of each Leased Property and contains a list of (i) all leases and other Contracts pursuant to which the Company or any Subsidiary holds any Leased Property (together, with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “Leases”) and (ii) all subleases and other Contracts pursuant to which the Company or any Subsidiary subleases, licenses or otherwise grants any Person the right to use or occupy any Leased Property. The Leased Property and the Owned Real Property comprise all of the real property used in the Company’s business. Each of the Company and its Subsidiaries has complied with the material terms of all Leases, and all Leases are in full force and effect, except for such non-compliances or failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a true and complete copy of each Lease. To the Knowledge of the Company, there are no material disputes with respect to the Leases. Neither the Company nor any of its Subsidiaries is in breach or default under the Leases, except as would not reasonably be expected to have a Company Material Adverse Effect. The other party to each of the Leases is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(d)                                 With respect to the Owned Real Property, to the Knowledge of the Company, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property are in all material respects in good condition and repair and sufficient for the operation of the business of the Company and its Subsidiaries and (ii) there are no structural deficiencies or latent defects materially affecting any such improvements. Except as would not reasonably be expected to have a Company Material Adverse Effect, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the business of the Company as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full.

(e)                                  Section 3.11(e) of the Company Disclosure Letter sets forth a true and complete list of all Leased Real Property Subleases and Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto), including the date and name of the parties thereto. The Company has made available to Parent a true and complete copy of each of the Leased Real Property Subleases and Leases and, in the case of any oral agreement, a written summary of the material terms of such agreement. With respect to each of the Leased Real Property Subleases and Leases, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) such lease is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company or any of its Subsidiaries nor any other party to such lease is in breach or default thereunder, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder, (iii) no security deposit or portion thereof deposited with respect such lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full, (iv) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease, (v) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries, (vi) the other party to such lease has not subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof, (vii) the other party to such lease has not collaterally assigned or granted any other security interest in such lease and (viii) there are no Encumbrances on the estate or interest created by such lease.

Section 3.12                             Officers, Directors, Employees and Affiliates.

(a)                                 Except as set forth on Section 3.12(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement (other than offer letters or similar Contracts, in each case for at-will employment that do not provide for severance upon termination of employment or notice greater than what is required by Law), providing for compensation in excess of $250,000 per annum and (ii) except as otherwise contemplated by Section 1.7, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment (other than as required by Law under non-U.S. jurisdictions).

(b)                                 Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, to the Knowledge of the Company, no director, officer or other Affiliate or Associate of the Company or any entity in which any such director, officer or other Affiliate or Associate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, Contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum, (ii) any Contract for or relating to Indebtedness for borrowed money of the Company or its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries. To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date hereof.

Section 3.13                             Employee Benefit Plans.

(a)                                 Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, other than (i) any agreement, understanding or arrangement under which a single individual who is not an officer or director of the Company or a Company Subsidiary is eligible to receive immaterial compensation and/or benefits and that is terminable by the Company or a Company Subsidiary with no more than three (3) months’ notice (other than as required by Law) without liability or financial obligation to the Company and (ii) any Contract that is superseded by the terms of Section 1.7 as contemplated herein.

(b)                                 With respect to each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles, (ii) the most recent summary plan description, and all related summaries of material modifications thereto, (iii) the IRS Forms 5500 (including schedules and attachments) and financial statements as filed for the past two (2) years and (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(c)                                  None of the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to or has any Liability under or with respect to any (i) “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) plan, program, contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare-type benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and for which the beneficiary pays the entire cost of coverage. Neither the Company nor any of its Subsidiaries has any Liability by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(d)                                 Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has either received a current favorable determination or opinion letter from the IRS as to its qualified status or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that caused or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(e)                                  The Company Benefit Plans have been maintained, funded and administered in accordance with their terms and applicable Law, except where the failure to so maintain, fund and administer would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Company Benefit Plan, all required or recommended payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made in all material respects and all contributions, assessments, premiums, and other payments for any period ending on or before the Effective Time that are not yet due have been made or properly accrued in all material respects.

(f)                                   To the Knowledge of the Company, there have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened in writing any suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to any Company Benefit Plan and, to the Knowledge of the Company, there is no basis for any such suit, action, dispute, claim, arbitration, audit, investigation, administrative or other proceeding.

(g)                                  The Company and its Subsidiaries and each other Person considered at any relevant time to be a single employer with the Company or any of its Subsidiaries under Section 414 of the Code have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law in all material respects. Except (i) as set forth on Section 3.13(g) of the Company Disclosure Letter, (ii) as contemplated by Section 1.7 and (iii) other than any agreement, understanding or arrangement under which a single individual who is not an officer or director of the Company or a Company Subsidiary that is terminable by the Company or a Company Subsidiary with no more than three (3) months’ notice (other than as required by Law), the transactions contemplated by this Agreement (either alone or in connection with any other event) will not cause the acceleration of, vesting in, increase of or payment of, any benefits or compensation under any Company Benefit Plan and will not otherwise accelerate or materially increase any Liability under any Company Benefit Plan (other than as required by Law under non-U.S. jurisdictions).

Section 3.14                             Labor Relations.

(a)                                 The Company and its Subsidiaries are, and for the past two (2) years have been, in compliance with all applicable Law and Orders governing or concerning labor or employment, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization, works council, or other employee representative and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. There has not been, nor is there existent or, to the Knowledge of the Company, threatened in writing, any strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Company or its Subsidiaries.

(c)                                  No Action for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed, is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law. No discrimination, illegal harassment and/or retaliation Action has been filed, is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary or employee, officer or director of the Company under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace. To the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander or other Action that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed, is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable Law.

(d)                                 To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation, in any material respect, of any term of any employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. Neither the Company nor any Company Subsidiary is required to have, and does not have, any affirmative action plans or programs.

(e)                                  Within the past two (2) years, neither the Company nor any Company Subsidiary has implemented any plant closing or layoff of employees in violation of WARN.

(f)                                   To the Knowledge of the Company, no officer, executive or key employee has any intention to terminate his or her employment within the first twelve (12) months following the Closing, except as expressly contemplated by this Agreement.

Section 3.15                             Contracts and Commitments.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Contract:

(i)                                     providing for aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 in any fiscal year, other than Contracts with an employee, consultant or independent contractor relating to employment or the provision of services;

(ii)                                  limiting, in any material respect, the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product (including with respect to the pricing thereof), or to compete with any entity or to conduct business in any geography, or that grants any exclusive rights to any party (other than any (x) non-exclusive licenses entered into in the ordinary course of business or (y) Contracts for which noncontingent payments by or to the Company or any of its Subsidiaries do not exceed $500,000 in any fiscal year and that are terminable upon 90 days or fewer notice), or any settlement, cross-license, concurrent use or consent-to-use agreements;

(iii)                               involving any joint venture, partnership or similar arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(iv)                              relating to Indebtedness for borrowed money in excess of $500,000;

(v)                                 containing severance or termination pay Liabilities related to termination of employment in excess of $200,000 (individually to any employee);

(vi)                              providing for the supply, manufacturing, distribution or development of Company Products (except for any Contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $500,000 or the potential payments to or by the Company are not expected to exceed $500,000);

(vii)                           providing for the acquisition, transfer, in-bound licensing, out-bound licensing, development, co-development, or sharing of any material Intellectual Property or Software or any other agreement materially affecting the ability of the Company or any of its Subsidiaries to use or disclose any Intellectual Property or Software (other than license agreements for commercially available software on standard terms and non-exclusive distribution, reseller and end-user customer and other non-exclusive agreements entered into in the ordinary course of business);

(viii)                        providing for indemnification by the Company of any officer or director of the Company;

(ix)                              pursuant to which the Company or any Subsidiary of the Company has any Liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person (other than the Company or any Subsidiary of the Company), or any capital maintenance, keep-well or similar agreements or arrangements in any such case that individually is in excess of $500,000;

(x)                                 providing for the lease of real property with aggregate annual rent payments in excess of $250,000;

(xi)                              that would reasonably be expected to prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xii)                           that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of its Subsidiaries;

(xiii)                        that provided for any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(xiv)                       with any directors, executive officers (as such term is defined in the Exchange Act) or 5% Company Common Stockholders or any of their Affiliates (other than the Company or any of its Subsidiaries) or immediate family members, other than Contracts with an employee, consultant or independent contractor relating to employment or the provision of services;

(xv)                          that contains any material covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(xvi)                       that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

(xvii)                    that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any Equity Interests or assets that are material to the Company and its Subsidiaries, taken as a whole (other than in the ordinary course of business) of any Person; or

(xviii)                 otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act.

Each Contract of the type described in the immediately preceding sentence is referred to herein as a “Company Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

(b)                                 Each Company Material Contract is binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and, to the Knowledge of the Company, enforceable against each other party thereto (in each case, subject to the Bankruptcy and Equity Exception), and the Company and each of its Subsidiaries have performed all obligations required to be performed by them under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company has not received notice of any violation or default under (or any condition that with the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  To the Knowledge of the Company, as of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time), would reasonably be expected to: (i) result in a material violation or breach of any provision of any Company Material Contract, (ii) give any Person the right to declare a default under any Company Material Contract, or (iii) give any Person the right to cancel terminate or modify any Company Material Contract, in each case, in a manner that would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Section 3.15(d) of the Company Disclosure Letter sets forth the standard terms and conditions of all warranties with respect to the quality of any of the Company’s products or services.

Section 3.16                             Intellectual Property.

(a)                                 Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list of: (i) all patented or registered Intellectual Property owned by the Company or one of its Subsidiaries, (ii) all pending patent applications, all trademark applications, or other applications for registration of Intellectual Property owned by the Company or one of its Subsidiaries and (iii) all material unregistered trademarks, material unregistered copyrights (including Software), trade names and service marks, all registered copyrights, and all domain names owned by the Company or its Subsidiaries, including, to the extent applicable, the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. All necessary registration, maintenance and renewal fees in connection with the foregoing have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing. There are no actions that are required to be taken by Company within 180 days of the date hereof with respect to any of the foregoing, except as set out in Section 3.16(a) of the Company Disclosure Letter.

(b)                                 The Company is the owner of all right, title and interest in and to the Company Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances) and, has sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used by the Company or any of its Subsidiaries, subject to any license agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries licenses others to use any such Company Intellectual Property. The Company or one of its Subsidiaries owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property or Software used in or necessary for the conduct the business of the Company or its Subsidiaries as currently conducted. The foregoing representation and warranty is made with respect to ownership only, and is not made with respect to the Company’s infringement of Intellectual Property of any Third Party.

(c)                                  To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights by any Third Party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought or is bringing or has threatened any action, suit or proceeding for infringement or misappropriation of the Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any Third Party.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding that involves a claim of infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property of any Third Party nor has any such suit, action or proceeding been threatened in writing against the Company or any of its Subsidiaries nor has Company or any of its Subsidiaries received any demands or unsolicited offers to license any Intellectual Property from any Third Party. Neither the conduct of the business of the Company and each of its Subsidiaries nor the development, manufacture, sale, licensing or use of any of the Company Products has infringed or misappropriated or is infringing or misappropriating (i) any Intellectual Property (other than patent rights) of any Third Party or (ii) to the Knowledge of the Company, any patent rights of any Third Party. No Third Party has notified the Company that it is challenging the ownership or use by the Company or any of its Subsidiaries, or the validity or enforceability of, any of the Company Intellectual Property.

(e)                                  The Company or its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and material confidential information of the Company or its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries have instituted policies requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard forms, which forms have been made available to Parent.

(f)                                   Except as set forth in Section 3.16(f) of the Company Disclosure Letter, the Company Intellectual Property was: (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights (including Intellectual Property rights) to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a Third Party pursuant to written agreements that include representations, warranties or indemnities from such Third Party relating to title to such Intellectual Property. No current or former employees of the Company or its Subsidiaries have any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property and each such employee who is or was involved in the creation or development of any Company Intellectual Property has signed a valid, enforceable agreement containing a present assignment of Intellectual Property rights to the Company or its Subsidiaries without further payment being owed to any parties and without any restrictions or obligations on the Company or its Subsidiaries’ ownership thereof. No Third Party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property (other than those aspects of such improvements or derivative works that are protected by such licensed Intellectual Property).

(g)                                  Section 3.16(g) of the Company Disclosure Letter lists all Software, including Open Source Software, licensed to the Company (and the associated Software license agreement identifying the applicable licensor) that is embedded, integrated, bundled with or otherwise distributed with the Company Products, including any Software (or portions thereof) from which the Company Products inherit, link, or otherwise call functionality (including libraries or other shared-source repositories). With respect to Open Source Software, Section 3.16(g) of the Company Disclosure Letter identifies (i) the Company Product that embeds the Open Source Software, (ii) whether any modification was made by or for the Company or its Subsidiaries, (iii) the name and version number of the applicable license agreement for each such item of Open Source Software and (iv) the manner in which such Open Source Software is embedded in each Company Product. Neither the Company nor any of its Subsidiaries have used Open Source Software in a manner that would create obligations for Company or its Subsidiaries with respect to, or grant, or purport to grant, to any Third Party, any rights or immunities under, any Company Intellectual Property or any other license requiring the Company or any of its Subsidiaries to disclose source code to any of the Company Products, grant rights to redistribute the Company Products, grant patent non-asserts or patent licenses, or otherwise grant any rights no specifically granted in the Company’s or any of its Subsidiary’s license agreement with such Third Party.

(h)                                 The Company and its Subsidiaries use commercially reasonable efforts to protect the Company Products and Software used internally by the Company or its Subsidiaries from becoming infected by viruses, worms, Trojan horses or similar disabling codes or programs. To the knowledge of the Company, there are no defects in any of the Company Products that would prevent the same from performing materially in accordance with its user specifications and the Company has introduced no viruses, worms, Trojan horses or similar disabling codes or programs in any of its products. Each Company Product licensed or provided to Third Parties is capable of performing in accordance with its User Documentation in all material respects when properly installed (or accessed) and used.

(i)                                     Except as set forth in Section 3.16(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Third Party, agreed to disclose or deliver to any Third Party, or permitted the disclosure or delivery to any escrow agent of, any source code that is Company Intellectual Property and the confidentiality of which is material to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any such source code be disclosed or delivered to any Third Party by the Company, any of its Subsidiaries or any person acting on their behalf. To the Knowledge of the Company, there has been no unauthorized theft or disclosure of any Source Code of a Company Product.

(j)                                    The Company has not received any unresolved, written claims from Third Parties, and to its Knowledge is not aware of any unwritten claims from Third Parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such Third Parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Law, in each case excluding bug reports or immaterial customer support issues arising in the ordinary course of business.

(k)                                 To the Knowledge of the Company, the Information Systems are adequate for the operation of its business as currently conducted, and the Company and its Subsidiaries have purchased sufficient license rights for all Software used by the Company and its Subsidiaries in such operations.

(l)                                     With respect to the Information Systems: (i) the Company and its Subsidiaries have a commercially reasonable disaster recovery plan in place and have tested such disaster recovery plan for effectiveness, (ii) to the Knowledge of the Company, there have been no successful unauthorized intrusions or breaches of the security of the Information Systems, (iii) there have not been any material malfunctions that have not been remedied or replaced in all material respects, or any unplanned downtime or service interruption and (iv) the Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available for the Company’s and its Subsidiaries’ Information Systems.

(m)                             The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and that ensure that the Company and its Subsidiaries are in compliance with all applicable Law. The Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business is in compliance with all such policies and other Legal Requirements pertaining to data privacy and data security. To the Knowledge of the Company, there have been (i) no material losses or thefts of data or security breaches relating to data used in the businesses of the Company and its Subsidiaries, (ii) violations of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries.

Section 3.17                             Insurance Policies. Section 3.17 of the Company Disclosure Letter sets forth a list of all material insurance policies maintained by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business, (ii) all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and are in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the date hereof, (iii) the Company and its Subsidiaries have not reached or exceeded their policy limits for any such insurance policies in effect at any time during the past five years and (iv) neither the Company nor any of its Subsidiaries is in breach or default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.  To the Knowledge of the Company, since September 30, 2011, the Company has not received any notice regarding any actual or possible (A) cancellation or invalidation of any insurance policy, (B) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy or (C) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 3.18                             Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.19                             Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent or, if a written opinion is not available as of the date hereof, will be provided to Parent as soon as practicable after the date hereof.

Section 3.20                             Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth herein, none of the restrictions on “business combinations” set forth in Section 203 of the DGCL, any rights agreement or “poison pill” arrangement or any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law applicable to the Company apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.21                             Environmental Matters. Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Law and possesses and is and has been in compliance with all required Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries or any of their predecessors has owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, or is liable for or caused any releases or threatened release of Hazardous Materials at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any of their predecessors, or at any offsite disposal location in connection with the current or past operations of the Company or any of its Subsidiaries or their predecessors, which in each case would reasonably be expected to result in an Environmental Claim, (iv) to the Knowledge of the Company, there has been no exposure of any Person to any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and/or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, or regarding any Hazardous Materials and (vi) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental Law or Hazardous Materials. All environmental reports, assessments, audits and other similar documents in the possession or control of the Company or any of its Subsidiaries, in each case containing information that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, have been made available to Parent.

Section 3.22                             Customers and Suppliers. Section 3.22(a) of the Company Disclosure Letter lists the ten (10) largest customers of the Company (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries for the fiscal year ended September 30, 2012) (each, a “Major Customer”). Section 3.22(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company (determined on the basis of aggregate purchases made by the Company and its Subsidiaries for the fiscal year ended September 30, 2012) (each, a “Major Supplier”). The Company has not received, as of the date hereof, any written notice from any Major Customer or Major Supplier that it intends to terminate, or not renew, its Contract with the Company or its Subsidiaries.

Section 3.23                             Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of the Company for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is first mailed to the Company Common Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders Meeting any event with respect to the Company or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the Company Common Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

Section 3.24                             No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Article III, the Company makes (i) no other express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses and (ii) no other express or implied representation or warranty with respect to any information provided by the Company or its Representatives, whether or not in the “data room” established by the Company for Parent and Merger Sub, including as to the probable, projected or forecasted success or profitability of the operations of Company and its Subsidiaries; provided that the foregoing shall not relieve any Person of liability for fraud or willful misconduct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the Parent Disclosure Letter (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other Section or subjection of the Parent Disclosure Letter to the extent that the relevance of any disclosed event, item or occurrence in the Parent Disclosure Letter to such other Section or subsection is reasonably apparent on its face as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1                                    Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the State of Delaware, has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2                                    Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject the Bankruptcy and Equity Exception.

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                 Assuming compliance with the matters, and receipt of the approvals, referenced in Section 4.3(b), the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s Amended and Restated Certificate of Incorporation or the Parent Bylaws, or the equivalent organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or any property or asset of Parent or any of its Subsidiaries or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of Parent or its Subsidiaries pursuant to, any Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities Law or “blue sky” Law and the HSR Act.  As of the date hereof, to the knowledge of Parent and the Company, there is no reason why all material regulatory approvals from any Governmental Entity of competent jurisdiction required for the consummation of the Merger should not be obtained.

Section 4.4                                    Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any Subsidiary of Parent is subject to any outstanding Order, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5                                    Availability of Funds.

(a)                                 Parent has received and accepted (i) the executed commitment letter, dated as of the date hereof and provided to the Company, from the Lender, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof (such letter and the commitment set forth therein, the “Debt Financing Commitment”), pursuant to which the Lender has, subject to the terms and conditions therein, agreed to provide the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (ii) the executed equity commitment letter, dated as of the date hereof and provided to the Company, from the Sponsor, including all exhibits, schedules, annexes and amendments to such letter (such letter and the commitment set forth therein, the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Sponsor has, subject to the terms and conditions therein, agreed to provide the equity investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Parent has delivered to the Company a true and complete copy of the fee letter referenced in the Debt Financing Commitment (the “Fee Letter”) (except that such fee letter shall have been redacted in a manner acceptable to the Lender and Parent, including redactions of the fee amounts, consent fees, price caps (including price caps in any securities demand provisions and economic flex provisions) set forth therein).

(b)                                 Except as expressly set forth in the Financing Commitments, there are no conditions precedent to the obligations of the Lender or the Sponsor to provide the Financing or any contingencies that would permit the Lender or the Sponsor to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Sections 6.1 and 6.2 and the performance by the Company of its obligations under this Agreement, Parent does not have any reason to believe that it will be unable to satisfy fully and unconditionally on a timely basis all conditions and terms to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date, nor does Parent have knowledge that the Lender or the Sponsor will not perform any of its respective obligations thereunder.

(c)                                  The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent, any other party to the Financing Commitments, under any of the Financing Commitments.  Parent shall have paid in full any and all commitment fees and other fees required to be paid pursuant to the terms of the Financing Commitments as and when due. Neither Financing Commitment has been modified, amended or altered as of the date hereof, neither Financing Commitment will be amended, modified or altered at any time through the Closing, except as permitted by Section 4.5(d), none of the respective commitments under any Financing Commitment have been withdrawn or rescinded in any respect and neither the Lender nor the Sponsor has threatened to withdraw or rescind any of the Equity Financing or the Debt Financing, respectively.

(d)                                 Notwithstanding anything in this Agreement to the contrary, all or a portion of the Debt Financing Commitment may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date hereof but prior to the Effective Time by instruments (the “Alternative Financing Commitments”) replacing the existing Debt Financing Commitment; provided that any Alternative Financing Commitment shall comply with all limitations on amendments, modifications and replacements of the Debt Financing Commitment set forth in the first sentence of Section 5.12(c) and shall not contain conditions to the receipt of such Debt Financing that are materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms of the Debt Financing Commitment such Alternative Financing Commitment is replacing. In the event all or a portion of the Debt Financing Commitment is superseded after the date hereof, (x) the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the Alternative Financing Commitments to the extent then in effect, and (y) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Financing Commitments as modified pursuant to the foregoing clause (x).

(e)                                  Assuming the Financing Commitments are funded, Parent and Merger Sub will have at and after the Closing funds (after netting out applicable, fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Financing Commitment and the Fee Letter) sufficient to pay all of the amounts payable under Article I or otherwise in connection with the Merger and fees and expenses associated with the consummation of the Merger and the other transactions contemplated hereby.

(f)                                   Parent’s obligation to consummate the transactions contemplated hereby is not contingent on Parent’s ability to obtain the Financing prior to consummating the Merger.

Section 4.6                                    Limited Guarantee. Parent has provided to the Company a true and complete copy of the Limited Guarantee.  The Limited Guarantee is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Sponsor enforceable against the Sponsor in accordance with its terms, subject the Bankruptcy and Equity Exception.  No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Sponsor under the Limited Guarantee.

Section 4.7                                    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

Section 4.8                                    Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no Liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.9                                    Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger, the Financing and all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article I in connection with or as a result of the Merger) and payment of all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming the accuracy as of the Effective Time in all material respects of those representations and warranties of the Company set forth in Article III that relate to the subject matter of clauses (i) through (iii) of this Section 4.9 (including Section 3.8): (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries, taken as a whole, will exceed (A) the value of all Liabilities of the Surviving Corporation and such Subsidiaries, taken as a whole, including contingent and other Liabilities (whether or not reflected in a balance sheet prepared in accordance with GAAP), and (B) the amount that will be required to pay the probable Liabilities of the Surviving Corporation and such Subsidiaries on their existing debts as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10                             Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Merger Sub or the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to Company Common Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur that is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

Section 4.11                             Stockholder, Labor and Employee Matters. Other than the Voting Agreements, neither Parent nor Merger Sub has: (i) entered into any employment agreement, or made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any of the Company’s stockholders, directors, officers or employees, or any other Contract with such Persons relating to this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) offered employment to any of the Company’s stockholders, directors, officers or employees, (iii) had discussions with any of the Company’s stockholders, directors, officers or employees regarding the future terms of their employment after the Closing or (iv) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s stockholders, directors, officers or employees.

Section 4.12                             Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates “owns” (as defined in Section 203 of the DGCL), directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the two (2) years prior to the date hereof has been, an “interested stockholder” of the Company.

ARTICLE V

COVENANTS

Section 5.1                                    Conduct of Business by the Company Pending the Merger.

(a)                                 The Company covenants and agrees that between the date hereof and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations in all material respects only in the ordinary and usual course of business and in a manner consistent with past practice and (iii) use commercially reasonable efforts to, in all material respects, (A) preserve intact its assets, properties, Contracts or other legally binding understandings and business organizations, (B) keep available the services of its current officers and key employees and consultants and (C) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

(b)                                 Without limiting the foregoing, the Company covenants and agrees that between the date hereof and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Section 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed):

(i)                                     declare, set aside, establish a record date for, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock or other Equity Interests or enter into any agreement with respect to the voting of its capital stock or other Equity Interests, except dividends or other distributions from any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

(ii)                                  adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries;

(iii)                               repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or any Company Common Stock Rights or Subsidiary Stock Rights (except pursuant to restricted stock award agreements outstanding on the date hereof) or any other Equity Interests, except to effect any withholding obligations in connection with the exercise of Company Common Stock Options, settlement of Company RSUs or the issuance of shares under the ESPP;

(iv)                              issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries’ capital stock, or any Company Common Stock Rights (other than the issuance of shares of Company Common Stock upon the exercise of Company Common Stock Options, settlement of Company RSUs or pursuant to the ESPP solely with respect to the Final Offering Period);

(v)                                 amend the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries;

(vi)                              incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or assume, guaranty, endorse or otherwise become liable or responsible for the Indebtedness for borrowed money of any other Person;

(vii)                           (A) make any loans or advances to any other person other than in the ordinary course of business consistent with past practice or in accordance with (x) the indemnification and expense advancement provisions of the Company Certificate of Incorporation or the Company Bylaws or (y) the indemnification agreements set forth on Section 3.15(a)(viii) or Section 5.1(b)(xvii) of the Company Disclosure Letter or (B) make any capital contributions to or investments in any other Person;

(viii)                        merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(ix)                              change in any material respect its Tax accounting methods, principles or practices, except as required by GAAP or applicable Law;

(x)                                 alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (A) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (B) as expressly contemplated by Section 1.7, (C) required under applicable Law or (D) pursuant to Company Benefit Plans and agreements with newly hired employees on terms consistent in all material respects with those provided to other employees of the Company or its Subsidiaries of comparable level;

(xi)                              hire any new employees, other than non-officer employees (which for this purpose shall be employees with a title below the level of “vice president”) in the ordinary course of business consistent with past practice;

(xii)                           sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance (including by merger, consolidation or sale of stock or assets) or otherwise dispose of any entity, business or material rights, properties or assets (including stock or other ownership interests of its Subsidiaries), other than Permitted Encumbrances, non-exclusive licenses or otherwise in the ordinary course of business consistent with past practice;

(xiii)                        acquire (by merger, consolidation or acquisition of stock or assets) any business for which the aggregate amount to be paid in respect of such business would exceed $250,000;

(xiv)                       make any material Tax election not consistent with past practice or settle or compromise any income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects or file any material amended Tax Return;

(xv)                          incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that are in excess of $750,000 individually in any fiscal quarter or $1,500,000 in the aggregate in any fiscal quarter, except in the ordinary course of business consistent with past practice, or materially delay any material capital expenditures;

(xvi)                       pay, discharge, settle, cancel, incur or satisfy any material Liabilities, other than the payment, discharge, settlement, cancellation, incurrence or satisfaction of Liabilities in the ordinary course of business consistent with past practice, as required by any applicable Law, as accrued for in the Company Financial Statements or as required by the terms of any Contract of the Company, as in effect on the date hereof;

(xvii)                    enter into, modify, amend or terminate (A) any Contract that if so entered into, modified, amended or terminated would reasonably be likely to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (B) any Company Material Contract, except (x) in the ordinary course of business, (y) for expirations or renewals in accordance with their terms or (z) as otherwise permitted pursuant other clauses of this Section 5.1(b);

(xviii)                 terminate any officer (which for this purpose shall be employees with a title of “vice president” or more senior) of the Company or any of its Subsidiaries other than for good reason or for reasonable cause;

(xix)                       maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xx)                          except as required by GAAP, revalue in any material respect any of its material assets or make any material changes in accounting methods, principles or practices;

(xxi)                       enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(xxii)                    engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

(xxiii)                 compromise, release, waive or settle any Action having a value or in an amount, individually or in the aggregate, in excess of $1,500,000;

(xxiv)                compromise, release, waive or settle any Action directly relating to or affecting the Company’s Intellectual Property, having a value or in an amount, individually or in the aggregate, in excess of $750,000;

(xxv)                   compromise, release, waive or settle any Action that is brought by any current, former or purported holder of any capital stock of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, having a value or in an amount, individually or in the aggregate, in excess of $750,000;

(xxvi)                effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(xxvii)             grant any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

(xxviii)          abandon or allow to lapse or expire any registration or application for material Company Intellectual Property;

(xxix)                enter into any material new line of business outside of its existing business segments;

(xxx)                   except as otherwise contemplated by this Agreement, communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger prior to providing Parent with prior notice of, and the opportunity to review and comment upon, any such communications; or

(xxxi)                knowingly commit, authorize, agree to take or enter into any letter of intent or similar agreement or arrangement with respect to any of the actions described in this Section 5.1(b).

(c)                                  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)                                 The parties acknowledge and agree that any particular Action may be classified under only one of Section 5.1(b)(xxiii), Section 5.1(b)(xxiv) or Section 5.1(b)(xxv).

Section 5.2                                    Access to Information and Employees.

(a)                                 From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company to, afford the Representatives of Parent and Merger Sub and the Lender Parties (and counsel to the Lender Parties) reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records, Contracts, commitments, work papers and other documents and information relating to the Company and its Subsidiaries as reasonably requested in advance by Parent and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available (including via EDGAR, if applicable) to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Law reasonably promptly following such filing or receipt and (ii) to the extent available, for the period beginning after the date hereof and ending at the Effective Time, as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a copy of the monthly consolidated financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow; provided that nothing in this Section 5.2(a) shall require the Company to take any action that would reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure, (ii) the waiver of any applicable attorney-client privilege, (iii) the violation of any applicable Law or (iv) an unreasonable interference in the operations of the Company.

(b)                                 No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c)                                  With respect to any information that is disclosed pursuant to this Section 5.2, each of the parties hereto shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

Section 5.3                                    Reasonable Efforts; Notification.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to fulfill all conditions to the obligations of the other parties hereto set forth in Article VI and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) using commercially reasonable efforts to take all acts necessary to cause such conditions to be satisfied and not to take acts that would reasonably be expected to result in such conditions not being so satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notices and taking all reasonable steps as may be necessary to obtain any required approval, waiver or exemption from any Governmental Entity (including under the HSR Act), (iii) obtaining all necessary consents, qualifications, approvals, waivers or exemptions from the non-governmental Third Parties set forth on Section 5.3(a) of the Company Disclosure Letter and (iv)  repatriating funds as of the Closing at the reasonable direction of Parent (provided that any such actions shall not be required to be taken if the Company determines in good faith that such actions would result in material and adverse Tax consequences to the Company or its Subsidiaries), converting any short-term investments (as classified in the consolidated financial statements of the Company and its Subsidiaries) into cash as of the Closing at the reasonable discretion of Parent and executing and delivering any additional documents or instruments, in each case to the extent necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b)                                 Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make promptly (and in any event no later than ten (10) Business Days following the date hereof) any required submissions under the HSR Act and any other Antitrust Law that the Company and Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Contracts material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Action or threat, (3) promptly inform the other party of any material communication concerning the HSR Act or other Antitrust Law to or from any Governmental Entity regarding the Merger and (4) furnish to the other party such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act and any other Antitrust Law. Except as may be prohibited by any Governmental Entity, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any suit, claim, action, investigation or proceeding under or relating to the HSR Act or any other Antitrust Law. Each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. Notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates shall be required to, nor shall the Company (without the consent of Parent, which may be withheld in Parent’s sole discretion), negotiate, commit to or effect by Order or otherwise, the sale, divestiture or disposition of any assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto or enter into any Order, accept any undertaking or condition or otherwise take or commit to take actions that would limit Parent’s, the Company’s or their respective Affiliates’ freedom of action with respect to, or ability to retain, any of their businesses, product lines or assets, or otherwise limit Parent’s or its Affiliates’ ability to receive the full benefits of this Agreement. In no event shall Parent or Merger Sub be required to (nor will the Company, without Parent’s consent, which may be withheld at Parent’s sole discretion) pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transaction contemplated by this Agreement under any Contract.

(c)                                  Each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall promptly (and in any event within five (5) Business Days) notify the other party in writing if it believes that such party has breached any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, reasonably be likely to result in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

(d)                                 If any Antitakeover Law is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board of Directors shall promptly grant such approvals and use commercially reasonable efforts to take such other lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such other commercially reasonable and lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 5.4                                    Proxy.

(a)                                 Proxy Statement. As promptly as practicable after the date hereof, the Company shall prepare the Proxy Statement and the Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof, and in any event no later than the date that is ten (10) Business Days following the date hereof. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to and without limiting the rights of the Company Board of Directors pursuant to Section 5.6, the Proxy Statement shall include the Company Recommendation. The Proxy Statement shall include all material disclosure relating to the Company Financial Advisor (including the amount of fees and other considerations the Company Financial Advisor will receive upon consummation of the Merger, and the conditions for the payment of such fees and other considerations), the opinion referred to in Section 3.19 and the basis for rendering such opinion.

(b)                                 SEC Comments. The Company, after consultation with Parent, will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent. As promptly as practicable after the clearance (which shall include upon expiration of the ten- (10) day period after filing in the event the SEC does not review the Proxy Statement) of the Proxy Statement by the SEC (the “SEC Clearance Date”), the Company shall mail the Proxy Statement and all other proxy materials to the holders of shares of Company Common Stock and, if necessary in order to comply with applicable securities Law, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(c)                                  Information Supplied. Each of Parent and the Company agrees, as to it and its Affiliates and Representatives, that none of the information supplied or to be supplied by Parent or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Stockholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Law and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company and, if requested by Parent, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and, if requested by Parent, the Company shall amend or supplement the Proxy Statement promptly to disclose such event or circumstance.

Section 5.5                                    Stockholders Meeting.

(a)                                 The Company shall duly call, give notice of and hold the Stockholders Meeting as promptly as practicable following the date on which the Proxy Statement is mailed to the Company Common Stockholders; provided that, without the prior written consent of Parent, (i) the Stockholders Meeting shall not be held later than thirty (30) calendar days after the SEC Clearance Date and (ii) the Company may not adjourn or postpone the Stockholders Meeting; provided that nothing herein shall prevent the Company from postponing or adjourning the Stockholders Meeting (x) if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Stockholders Meeting to constitute a quorum at the Stockholders Meeting, (y) if the Company is required to postpone or adjourn the Stockholders Meeting by an Order or a request from the SEC or its staff or (z) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the holders of the Company Common Stock prior to the vote at the Stockholders Meeting.

(b)                                 The Company shall establish a record date for purposes of determining Company Common Stockholders entitled to notice of and vote at the Stockholders Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c)                                  Subject to Section 5.6, at the Stockholders Meeting, the Company Board of Directors shall make the Company Recommendation and, unless there has been a Company Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Company Required Vote.  Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company Common Stockholders for the purpose of obtaining the Company Required Vote. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Required Vote. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the Company Common Stockholders at the Stockholders Meeting.

Section 5.6                                    No Solicitation of Transactions.

(a)                                 Within one (1) Business Day following the date hereof, the Company will instruct and cause its Subsidiaries and its and their respective Representatives to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries made available to such Person in connection with a potential Acquisition Proposal. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company will not and will not authorize or permit any Subsidiary, or Representative to, directly or indirectly:

(A)                               initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(B)                               engage in, continue or otherwise participate in any discussions (other than to refer to this Agreement) or negotiations regarding, or provide any information or data concerning the Company or any of its Subsidiaries to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(C)                               grant any waiver, amendment or release under any standstill or confidentiality agreement or Section 203 of the DGCL (provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board of Directors (directly or indirectly through the Company’s Representatives) or would restrict the Company’s rights under this Agreement);

(D)                               approve, endorse, recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (which, for the avoidance of doubt, excludes any Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement; or

(E)                                resolve, propose or agree to do any of the foregoing.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.6(a), at any time prior to, but not after, obtaining the Company Required Vote, the Company may:

(i)                                     provide information in response to a request therefor to a Third Party who has made a bona fide written Acquisition Proposal after the date hereof that was not solicited in material violation of this Section 5.6 if and only if, prior to providing such information, the Company has received from such Third Party so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any material information concerning the Company and its Subsidiaries that is provided to such Third Party making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives; or

(ii)                                  engage or participate in any discussions or negotiations with an Third Party who has made such an unsolicited bona fide written Acquisition Proposal;

provided that, prior to taking any action described in Section 5.6(b)(i) or Section 5.6(b)(ii), (A) the Company Board of Directors shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) the Company Board of Directors shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal; provided, further, that the Company and its Representatives may contact such Third Party to clarify the terms and conditions of such Acquisition Proposal prior to making any such determinations.

(c)                                  Except as expressly provided by Section 5.6(d), Section 5.6(e) or Section 5.6(f), at any time after the date hereof, neither the Company Board of Directors nor any committee thereof nor any of the directors, whether acting in their individual capacity or as a director, shall:

(i)                                     (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend to the Company Common Stockholders or propose to adopt, approve or recommend to the Company Common Stockholders an Acquisition Proposal, (C) fail to make a Required Reaffirmation within five (5) Business Days after Parent so requests in writing; provided that such failure shall not be a Company Adverse Recommendation Change if the Company shall have previously made a Required Reaffirmation on two (2) or more occasions or within the thirty (30) days immediately preceding such request; provided, further, that such failure shall not be a Company Adverse Recommendation Change if there shall not have been, at the time of such request, a publicly announced Acquisition Proposal that has not been withdrawn or substantial market rumors with respect to a potential Acquisition Proposal, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Adverse Recommendation Change”); or

(ii)                                  cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement relating to any Acquisition Proposal.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Required Vote, if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board of Directors concludes in good faith constitutes a Superior Proposal, then (x) the Company Board of Directors may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company Board of Directors may authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)                                     the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(ii)                                  the Company shall have complied in all material respects with its obligations under this Section 5.6 with respect to such Acquisition Proposal;

(iii)                               the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”), to the effect that the Company Board of Directors has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board of Directors concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board of Directors has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to Section 7.1(d), which notice shall specify the basis for such Company Adverse Recommendation Change and/or termination, including the identity of the party making the Superior Proposal and the material terms thereof; and

(A)                               prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause their financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions to the Acquisition Proposal that the Company Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6 (including this Section 5.6(d)) with respect to such new written notice; provided, further, that the Notice Period with respect to such new written notice shall expire upon the end of the second (2nd) Business Day after the delivery of such new written notice; and

(B)                               any such termination shall be in accordance with Section 7.1(e), including the payment of the Company Termination Fee in accordance with Section 7.2(b).

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, in response to a material development or change in material circumstances not relating to any Acquisition Proposal, which development or change first occurred or arose after the date hereof and the existence and material consequences of which development or change were not known by the Company Board of Directors at or prior to the date hereof (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board of Directors to effect such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board of Directors shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this Section 5.6(e) unless the Company has (i) provided to Parent at least four (4) Business Days prior written notice (unless the Intervening Event arises fewer than four (4) Business Days prior to the Stockholders Meeting, in which case such notice shall be given as promptly as practicable prior to the Stockholders Meeting), which notice shall set forth in reasonable detail the basis for such Company Adverse Recommendation Change, and (ii) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of such Intervening Event.

(f)                                   Nothing contained in this Section 5.6 shall be deemed to prohibit the Company or the Company Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or this Agreement, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to Company Common Stockholders), provided that the Company shall not effect or disclose pursuant to such rules or otherwise a position that constitutes a Company Adverse Recommendation Change unless otherwise specifically permitted by this Section 5.6, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g)                                  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives from or by, respectively, any Third Party indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and any material change in the status of any such discussions or negotiations.

(h)                                 The Company agrees that in the event any of its Representatives takes any action that, if taken by the Company, would constitute a breach of this Section 5.6, then the Company shall be deemed to be in breach of this Section 5.6.

Section 5.7                                    Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided that a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of the Nasdaq if it has used its commercially reasonable efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

Section 5.8                                    Litigation. Without limiting the obligations of the parties hereto in Section 5.3, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity promptly vacated or reversed; provided that, without limiting Section 5.1(b)(xxv), the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any Merger Litigation, and the right to consult on the settlement with respect to such Merger Litigation, and the Company will in good faith take such comments into account.

Section 5.9                                    Directors’ and Officers’ Indemnification and Insurance.

(a)                                 For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify, advance expenses to, and hold harmless all past and present officers and directors of the Company (“Indemnified Persons”) to the same extent and in the same manner such persons are indemnified as of the date hereof by the Company pursuant to any indemnification agreements between such Indemnified Persons and the Company, the DGCL, the Company Certificate of Incorporation and the Company Bylaws for acts or omissions occurring at or prior to the Effective Time; provided that in the case of advancement of expenses, any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advance if it is ultimately determined that such person is not entitled to indemnification. The Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement and indemnification that are at least as favorable to the Indemnified Persons as those contained in the Company Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

(b)                                 From the Effective Time until the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors, officers, employees or agents of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date hereof in the form delivered by the Company to Parent prior to the date hereof (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) Parent and the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of $600,000 (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c)                                  The rights set forth in this Section 5.9 are in addition to, and not in limitation of, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by Law for a period of six (6) years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by Law, charter, bylaw or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their Representatives.

(d)                                 In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10                             Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.11                             Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

Section 5.12                             Financing.

(a)                                 Parent shall use its reasonable best efforts to: (i) negotiate and execute definitive agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment or, to the extent the financing contemplated by the Debt Financing Commitment is not available to Parent, on terms that do not contain any conditions to the receipt of such Debt Financing that are materially less favorable, in the aggregate, to Parent and the Company (as determined in the reasonable judgment of Parent, and with such determination based in part on the relevant closing conditions) than the terms of the Debt Financing Commitment and subject to the additional limitations set forth in Section 5.12(c), (ii) satisfy on a timely basis all conditions set forth in the Debt Financing Commitment (and the Definitive Debt Agreements) applicable to Parent and Merger Sub that are within their control, (iii) obtain, at or prior to the Closing Date, the financing necessary such that Parent and Merger Sub, in either case, will have at and after the Closing funds sufficient to pay all of the amounts payable under Article I or otherwise in connection with the Merger and all fees and expenses of the parties hereto associated with the consummation of the Merger and the other transactions contemplated hereby and (iv) comply with Parent’s and Merger Sub’s obligations under the Debt Financing Commitment (and the Definitive Debt Agreements) and not take or fail to take any action that would reasonably be expected to prevent or delay the availability of the Financing on the terms and conditions contemplated by the Financing Commitments. In the event that all conditions contained in the Financing Commitments (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent shall use its reasonable best efforts to cause the Lenders and the Sponsor to fund the Financing on the Closing Date, including, in the event of a breach or default by the other parties thereto, by enforcing in a timely manner its rights (including by seeking specific performance of the other parties thereto) under the Financing Commitments and/or the applicable definitive agreements therefor. If any portion of the Debt Financing becomes unavailable or if Parent becomes aware of any event or circumstance that would, or would reasonably be expected to, make any portion of the Debt Financing to become unavailable, in each case, on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that comply with the limitations on amendments, modifications and replacements of the Debt Financing Commitment set forth in the first sentence of Section 5.12(c), and in an amount sufficient, together with the Equity Financing to pay all of the amounts payable under Article I or otherwise in connection with the Merger and all fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby, as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party to the Financing Commitments of which Parent becomes aware or any termination of the Financing Commitments.

(b)                                 Prior to the Closing, the Company shall use its reasonable best efforts to provide all cooperation reasonably requested by Parent, and to cause its Subsidiaries and Representatives to so cooperate, in connection with the arrangement of the Debt Financing, including by: (i) furnishing Parent and its financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries required under the Debt Financing Commitment, as may be reasonably requested in writing by Parent, including all financial statements and projections and other pertinent information required by the Debt Financing Commitment and reasonably requested in writing by Parent (other than information for which the Company is dependent on information to be provided by Parent to the Company in order to prepare such financial statements and projections, unless such information is provided to the Company by Parent or the Lender or any of their respective Representatives at least five (5) Business Days prior to the date required to be delivered by the Company), (ii) participating in a reasonable number meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (iii) assisting with the preparation of materials for rating agency presentations, confidential information memoranda and similar documents required in connection with the Financing and (iv) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral (provided that such documents will not take effect until the Effective Time); provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries; provided, further, that, notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their respective Affiliates or Representatives under any agreement, document or instrument executed or delivered by the Company, its Subsidiaries or their respective Affiliates or Representatives pursuant to the Company’s obligations under this Section 5.12(b) shall be effective until the Effective Time, and the Company Board of Directors shall not be required to pass resolutions or consents to approve the Debt Financing; provided, further, that nothing herein shall require such assistance to the extent it would require the Company to pay (or to agree to pay) any fees, reimburse any expenses, incur any liability or give any indemnities prior to the Effective Time for which it is not promptly reimbursed or indemnified. If the Closing does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.12(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)                                  Neither Parent nor Merger Sub shall amend, modify, alter, waive, replace or agree to amend, modify, alter, waive or replace (in any case whether by action or inaction and including by entering into the Definitive Debt Agreements or obtaining any Alternative Financing Commitment) any term of the Financing Commitments (or, if entered into, the Definitive Debt Agreements) if such amendment, modification, alteration, waiver or replacement (x) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount and after giving effect to the exercise of any lender flex provisions provided under the Debt Financing Commitment and the Fee Letter) beyond the amount necessary for Parent and Merger Sub to sufficiently pay all of the amounts payable under Article I or otherwise in connection with the Merger and all fees and expenses relating to the consummation of the Merger and the other transactions contemplated thereby or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Commitments or the definitive agreements with respect thereto, and each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including any lender flex provisions contained in the Fee Letter), including using its reasonable best efforts to (i) maintain in effect the Financing Commitments and, following execution thereof, the Definitive Debt Agreements, (ii) satisfy on a timely basis all conditions applicable to the Parent and Merger Sub to obtaining the Debt Financing at the Closing set forth therein that are within its control, (iii) enter into the Definitive Debt Agreements on the terms and conditions contemplated by the Debt Financing Commitment (other than changes to such terms and conditions as a result of the exercise of any lender flex provisions contained in the Fee Letter or other changes that comply with the limitations set forth in the first sentence of this Section 5.12(c)) and provide copies of such definitive agreements to the Company and (iv) upon satisfaction of the conditions set forth in the Financing Commitments, consummate the Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable or if Parent becomes aware of any event or circumstance that would, or would reasonably be expected to, make any portion of the Debt Financing unavailable, in each case on the terms and conditions contemplated in the Debt Financing Commitment (including any lender flex provisions contained in the Fee Letter and other than changes to such terms and conditions that, in each case, do not reduce the aggregate committed amount beyond the amount necessary for Parent and Merger Sub to sufficiently pay all of the amounts payable under Article I or otherwise in connection with the Merger and all fees and expenses relating to the consummation of the Merger and the other transactions contemplated thereby, or the conditionality of, the Debt Financing Commitment), Parent shall promptly notify the Company (and in any event within one (1) Business Day thereof) and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that comply with the limitations on amendments, modifications and replacements of the Debt Financing Commitment set forth in the first sentence of this Section 5.12(c) and in an amount sufficient to pay all of the amounts payable under Article I or otherwise in connection with the Merger and all fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby, as promptly as practicable following the occurrence of such event.

(d)                                 Parent and the Surviving Corporation shall take any and all actions reasonably necessary to ensure that any distributions by the Surviving Corporation to the Company Common Stockholders in connection with this Agreement, if any, shall be made in compliance with the DGCL and without any liability to the Indemnified Parties or the Company Common Stockholders under the DGCL.

(e)                                  At the Closing, Parent shall provide to Fenwick & West LLP, counsel to the Company, Federal Reserve Wire Network reference numbers reflecting the funding to Parent of amounts dispersed to Parent (or one or more of Parent’s Subsidiaries) pursuant to the Financing.

Section 5.13                             Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any Company Common Stock Options, Company RSUs or shares of Company Restricted Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.14                             Section 280G Matters. Parent and Merger Sub shall use their respective commercially reasonable efforts to mitigate any “parachute payments” (within the meaning of Section 280G of the Code) to “disqualified individuals” (within the meaning of Section 280G of the Code) of the Company, which efforts may include analyses with respect to reasonable compensation and the valuation of noncompetition agreements; provided that none of Parent, any Subsidiary of Parent and the Company shall be required to gross-up or otherwise reimburse any such individual for any excess Tax liability relating to any such “parachute payments.”

Section 5.15                             Employee Benefits.

(a)                                 During the one-year period commencing at the Effective Time, Parent shall provide to the employees of the Company and its Subsidiaries who remain employed by the Company or its Subsidiaries in the United States (the “Continuing Employees”) compensation and benefits (but excluding any equity-based compensation) that are in the aggregate not materially less favorable than the compensation and benefits (but excluding any equity-based compensation) being provided to the Continuing Employees immediately prior to the Effective Time under the Company Benefit Plans. Each Continuing Employee shall, to the extent permitted by applicable Law, receive full credit for purposes of eligibility and vesting. With respect to any health benefit plans maintained by Parent for the benefit of the Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or applicable Law, Parent shall: (i) use commercially reasonable efforts to cause to be waived any eligibility requirements or pre-existing condition limitations in the plan year in which the Effective Time occurs, to the extent satisfied or waived under a similar Company Benefit Plan as of the Effective Time and (ii) give effect, in determining any deductible maximum out-of-pocket limitations in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by the Company or its Subsidiaries during the plan year in which the Effective Time occurs.

(b)                                 Nothing in this Agreement shall be deemed to (i) require or guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, (ii) require Parent or the Surviving Corporation to establish or continue any benefit or compensation plan, program, agreement or arrangement or prevent the amendment, modification or termination thereof at any time, or (iii) establish or amend any benefit or compensation plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that this Section 5.15 is included in this Agreement for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary or other rights in any other Person, including any employees or former employees of the Company, any of its Subsidiaries or Affiliates or any Continuing Employee, or any dependent or beneficiary thereof, other than the parties hereto.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties hereto to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Company Required Vote. The Company Required Vote shall have been obtained.

(b)                                 No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c)                                  HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law set forth on Section 6.1 of the Company Disclosure Letter shall have expired or been terminated.

Section 6.2                                    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (i) Other than the representations and warranties set forth in Sections 3.1(a)(i) (Organization), 3.2 (Authority), 3.3(a) (Capitalization), 3.3(h) (Aggregate Consideration), 3.18 (Brokers) and 3.20 (Anti-Takeover Provisions), the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.1(a)(i) (Organization), 3.2 (Authority), 3.18 (Brokers) and 3.20 (Anti-Takeover Provisions) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) the representations and warranties set forth in Sections 3.3(a) (Capitalization) and 3.3(h) (Aggregate Consideration) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure to be so true and correct would be de minimis. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(b)                                 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time or, if and to the extent not performed or complied in any material respect, such failure to perform or comply shall have been cured in all material respects. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect.

(c)                                  FIRPTA. Parent shall have received a certificate from the Company, in the form attached hereto as Exhibit B, to the effect that the Company is not a U.S. real property holding company.

(d)                                 No Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(e)                                  Company Reports. All Company Reports required to be filed with the SEC prior to the Closing shall have been filed.

(f)                                   Payoff Letters. The Company shall have delivered to Parent payoff letters with respect to all Indebtedness of the Company and its Subsidiaries for borrowed money outstanding as of the Closing and releases of all Encumbrances securing such Indebtedness for borrowed money, conditioned only on the payment of the amounts described in such payoff letters.

Section 6.3                                    Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct that, individually or in the aggregate, have not had and would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b)                                 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time or, if and to the extent not performed or complied in any material respect, such failure to perform or comply shall have been cured in all material respects. The Company shall have received a certificate of an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained or Parent has adopted this Agreement as the sole stockholder of Merger Sub):

(a)                                 by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b)                                 by the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in either case permanently enjoining, restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated the proceeding with respect to such Order, taken any action in support of such Order or failed to use such efforts as required by Section 5.3 to prevent and oppose such Order or other action;

(c)                                  by either Parent or the Company, if at the Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d)                                 by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the applicable procedures set forth in Section 5.6 (other than (x) any unauthorized or materially cured breaches thereof or (y) any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal) and (ii) the payment as required by Section 7.2(b) has been made in full to Parent;

(e)                                  by Parent if the Company Board of Directors shall have made a Company Adverse Recommendation Change;

(f)                                   by either Parent or the Company, if the Merger shall not have been consummated prior to the earlier to occur of (i) 90 days from the date hereof and (ii) that date that is five (5) calendar days after the date upon which the Stockholders’ Meeting is originally scheduled to be held pursuant to Section 5.5(a); provided that such date referred to clause (ii) may be extended on one or more occasions by either party (by written notice to the other party) up to and including the date that is 90 days from the date hereof in the event that the conditions set forth in Section 6.1(b) and Section 6.1(c) (but in the case of Section 6.1(b), only if related to antitrust or competition matters) have not been satisfied or waived by such dates (the applicable date, the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g)                                  by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date or (C) the Company does not within thirty (30) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured); provided that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement;

(h)                                 by the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date (other than a breach of Section 5.12) and (ii) such breach (A) shall not have been cured before the Outside Termination Date, (B) is not reasonably capable of being cured before the Outside Termination Date or (C) Parent or Merger Sub does not within thirty (30) days after receipt of written notice thereof initiate and sustain commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent or Merger Sub is so cured); provided that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement;

(i)                                     by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) Parent and Merger Sub fail to complete the Closing within six (6) Business Days following the date the Closing should have occurred pursuant to Section 1.2 and (iii) the Company stood ready and willing to consummate the Closing during such period; or

(j)                                    by Parent (if Parent and Merger Sub are not in material breach of their representations, warranties, covenants or agreements under this Agreement), if the Company shall have breached any of its obligations under Section 5.4 (Proxy), Section 5.5 (Stockholders Meeting) or Section 5.6 (No Solicitation of Transactions) (other than (x) any unauthorized or materially cured breaches thereof or (y) any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2                                    Expenses.

(a)                                 Expense Allocation. Except as otherwise specified in Section 7.2(c) or agreed in writing by the parties hereto, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b)                                 Company Termination Fee.

(i)                                     If this Agreement is terminated (A) by the Company pursuant to Section 7.1(c) (No Vote) (and at the time of such termination Parent would have been entitled to terminate this Agreement pursuant to Section 7.1(j) (Proxy; Shareholder Meeting; No Solicitation of Transactions)) or Section 7.1(d) (Superior Proposal), (B) by Parent pursuant to Section 7.1(e) (Adverse Recommendation) or Section 7.1(j) (Proxy; Shareholder Meeting; No Solicitation of Transactions), (C) by Parent or the Company pursuant to Section 7.1(c) (No Vote) or Section 7.1(f) (Drop Dead) or (D) by Parent pursuant to Section 7.1(g) (Company Breach) due to a willful breach by the Company, the Company shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Parent the Company Termination Fee (less the amount of Parent Expenses previously paid to Parent pursuant to Section 7.2(c), if any) by wire transfer of immediately available funds (it being understood and agreed that Parent shall provide the Company with the applicable account information promptly upon request therefor); provided that, in the case of a termination pursuant to clause (C), prior to such termination an Acquisition Proposal shall have been announced, or otherwise made publicly known, and not withdrawn; provided, further, that in the case of a termination pursuant to clauses (C) or (D): (x) such payment shall be made only if the Company has consummated an Acquisition Proposal with a Third Party within twelve (12) months following such termination and (y) such payment shall be made substantially concurrently with the consummation of such Acquisition Proposal; provided, further, that, for the purpose of this clause (i), each reference to 20% in the definition of Acquisition Proposal shall be replaced with 50%.

(ii)                                  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(iii)                               Subject to Section 8.8, if the Company becomes obligated to pay the Company Termination Fee pursuant to this Section 7.2(b), Parent and Merger Sub agree that Parent’s right to receive the Company Termination Fee from the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy against the Company and the Company Group and, upon payment of the Company Termination Fee, neither the Company nor any member of the Company Group shall have any liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby.

(c)                                  Expense Reimbursement. In the event this Agreement is terminated under Section 7.1(g) (Company Breach) due to a willful breach by the Company, then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay up to $2,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided that the existence of circumstances that could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.2(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 7.2(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b) except to the extent indicated in Section 7.2(b).

(d)                                 Parent Termination Fee.

(i)                                     In the event (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing), (B) Parent fails to complete the Closing and (C) the Company terminates this Agreement pursuant to Section 7.1(h) (Parent Breach) or Section 7.1(i) (Failure to Close) by sending a notice of termination that includes a demand, which demand shall be irrevocable, to receive the Parent Termination Fee. Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of immediately available funds (it being understood and agreed that the Company shall provide Parent with the applicable account information promptly upon request therefor). Notwithstanding the foregoing, and without limiting the Company’s right to seek specific performance pursuant to Section 8.8, and other than in the case of fraud, the Company’s right to receive the Parent Termination Fee pursuant to this Section 7.2(d)(i) shall be of no further force or effect if the Company makes any demand or claim for damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder under the Limited Guarantee or otherwise in any Action against any member of the Parent Group other than for the payment of the Parent Termination Fee.

(ii)                                  For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion.

(iii)                               Subject to Section 8.8, if Parent becomes obligated to pay the Parent Termination Fee pursuant to this Section 7.2(d), the Company agrees that its right to receive the Parent Termination Fee from Parent or from the Sponsor pursuant to the Limited Guarantee shall be its sole and exclusive remedy against Parent and the Parent Group and, upon payment of the Parent Termination Fee, neither Parent nor any member of the Parent Group shall have any liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)                                  Acknowledgment. The parties hereto acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.2(b) or Section 7.2(d) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and (iii) without the agreements contained in this Section 7.2, the parties hereto would not have entered into this Agreement.

Section 7.3                                    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article VIII (and the defined terms referenced therein) shall survive such termination.

Section 7.4                                    Amendment. This Agreement may be amended by the parties hereto in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that by Law requires the further approval of the Company Common Stockholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties hereto.

Section 7.5                                    Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party hereto against whom the waiver is to be effective. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1                                    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2                                    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties hereto or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent, to

Hawaii Parent Corp.
c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attn:	Seth Boro
Chip Virnig
Phone:	(415) 263-3660
Fax:	(415) 392-6480

with a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attn:	Gerald T. Nowak, P.C.
Theodore A. Peto
Phone:	(312) 862-2000
Fax:	(312) 862-2200

if to the Company, to

Keynote Systems, Inc.
777 Mariners Island Boulevard
San Mateo, CA 94404
Attn:	Umang Gupta
Phone:	(650) 403-2400
Fax:	(650) 403-5500

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attn:	Matthew Quilter
Scott Joachim
Phone:	(650) 988-8500
Fax:	(650) 938-5200

Section 8.3                                    Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires, (i) the words “hereof,” “herein” and “hereby” refer to this Agreement, (ii) words using the singular or plural form also include the plural or singular form, respectively and (iii) words of any gender include each other gender. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

Section 8.4                                    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.5                                    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter of this Agreement and (ii) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Persons intended to benefit from the provisions of Section 5.9, who shall have the right to enforce such provisions directly. Notwithstanding the foregoing or anything herein to the contrary, the Lender Parties are third-party beneficiaries of Sections 7.2(d)(iii), 8.8(b)(iv), 8.8(d), 8.10 and 8.11 of this Agreement with rights of enforcement against all parties hereto under the provisions of such Sections and each Lender Party is entitled to rely upon the terms and provisions of such Sections.

Section 8.6                                    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7                                    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 8.8                                    Remedies.

(a)                                 Remedies of Parent and Merger Sub.

(i)                                     Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 7.1, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 8.10 and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. In no event shall Parent or Merger Sub be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 8.8(a)(i). The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee pursuant to Section 7.2(b) and/or the reimbursement of Parent Expenses pursuant to Section 7.2(c); provided that in no event shall Parent be permitted to pursue an injunction, specific performance or other equitable relief under this Agreement following the payment of the Company Termination Fee.

(ii)                                  Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 7.2(b).

(iii)                               Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 7.2(c).

(iv)                              Termination. Parent shall be entitled to terminate this Agreement in accordance with Section 7.1.

(v)                                 Monetary Damages. Other than in the case of fraud, in no event shall the Parent Group have the right to seek or obtain money damages from the Company or any Company Group under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Company Termination Fee as set forth in Section 7.2(b) or Parent Expenses as set forth in Section 7.2(c).

(b)                                 Remedies of the Company.

(i)                                     Specific Performance.

(A)                               Pre-Closing Covenants.  Prior to the valid termination of this Agreement pursuant to Section 7.1 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the immediately following sentence), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 8.10 and to enforce specifically the terms and provisions hereof (including demanding that Parent and Merger Sub use reasonable best efforts to obtain the Debt Financing in accordance with Section 5.12).

(B)                               Closing.  Prior to a valid termination of this Agreement pursuant to Section 7.1, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Merger; provided that each of the following conditions has been satisfied: (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any financing pursuant to Alternative Financing Commitments that has been obtained in accordance with, and satisfies the conditions of, Section 4.5) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded, then it would take all such actions that are within its control to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

(C)                               General.  In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in Sections 8.8(b)(i)(A) and (B). The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee pursuant to Section 7.2(d); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable relief under this Agreement following the payment of the Parent Termination Fee.

(ii)                                  Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable pursuant to Section 7.2(d).

(iii)                               Termination. The Company shall be entitled to terminate this Agreement in accordance with Section 7.1.

(iv)                              Monetary Damages. Other than in the case of fraud, in no event shall the Company Group have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Merger Sub, the Sponsor, any member of the Parent Group, any financing source under this Agreement other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 7.2(d). In addition, notwithstanding anything in this Agreement to the contrary, the Company, each of its Subsidiaries and each other member of the Company Group hereby waives any claims against the Lender Parties and hereby agrees that in no event shall the Lender Parties have any liability or obligation to the Company, any of its Subsidiaries or any other member of the Company Group relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitment or the transactions contemplated hereby; provided that, notwithstanding the foregoing, nothing in this Section 8.8(b)(iv) shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Lender Parties under the Debt Financing Commitment or the obligations of Parent or Merger Sub to use reasonable best efforts to obtain the Debt Financing in accordance with Section 5.12.  In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(c)                                  Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.8, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.8, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.10 without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.8. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 8.8) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)                                 Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 8.8 shall be such parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, that exist or may arise in the future, that such party may have against the other party, the Parent Group or the Company Group, as the case may be, arising under or based upon any Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement; provided that nothing in this Section 8.8 shall relieve any party from any liability for fraud.

Section 8.9                                    Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 8.10                             Consent to Jurisdiction; Venue.

(a)                                 Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

(c)                                  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any action, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Party in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable legal requirement exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.11 relating to the waiver of jury trial shall apply to any such action.

Section 8.11                             WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY MATTERS RELATING TO THE LENDER PARTIES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11 (AND SUCH WAIVERS SHALL EXTEND TO AND BENEFIT THE LENDER PARTIES).

ARTICLE IX

CERTAIN DEFINITIONS

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement.

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of any class of the Equity Interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of Equity Interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty (20%) or more of the outstanding shares of Company Common Stock and any other voting securities of the Company (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares or securities) or (v) any combination of the foregoing.

“ADA” shall mean the Americans with Disabilities Act.

“ADEA” shall mean the Age Discrimination in Employment Act.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitakeover Law” shall mean any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Law of any state or other jurisdiction, including the provisions of any statute or regulation under the DGCL.

“Antitrust Law” shall mean any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Associate” of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by Law or executive order to be closed.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, consulting, retirement, welfare-benefit, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement sponsored, maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.

“Company Bylaws” shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation as in effect as of the date hereof, including any amendments.

“Company Common Stock-Based Award” shall mean each right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Common Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Common Stock Options and Company RSUs.

“Company Common Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Equity Incentive Plan.

“Company Common Stock Plans” shall mean all employee and director stock plans of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Common Stock-Based Award, in each case as set forth in Section 9.2 of the Company Disclosure Letter.

“Company Common Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, voting interest, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or that would otherwise alter the capitalization of the Company.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Equity Incentive Plan” shall mean the 1999 Equity Incentive Plan, adopted on June 28, 1999 and as amended through March 16, 2012.

“Company Financial Advisor” shall mean GCA Savvian Advisors, LLC.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Group” shall mean, collectively, the Company, its Subsidiaries or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Company Intellectual Property” shall mean Intellectual Property and Software that is used in the business of the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries claims rights by virtue of ownership of title to such Intellectual Property and Software.

“Company Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that is or would reasonably be expected to become materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that in no event shall any of the following, alone or in combination, or any Effect to the extent any of the foregoing results from any of the following, be taken into account in determining whether there shall have occurred a Company Material Adverse Effect: (1) changes in the Company’s stock price or trading volume, in and of itself, (2) any failure by the Company to meet published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause (2) and in clause (1) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Material Adverse Effect), (3) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry), (4) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally (to the extent such changes in each case do not disproportionately affect the Company relative to other companies in its industry), (6) changes in political conditions in the United States or any other country or region in the world, (7) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (to the extent such acts in each case do not disproportionately affect the Company), (8) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions in the United States or any other country or region in the world (to the extent such events in each case do not disproportionately affect the Company), (9) the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, or the identity of Parent or any of its Affiliates as the acquiror of the Company, (10) (x) any action taken, or failure to take action, in each case to which Parent has in writing expressly approved, consented to or requested, (y) any action taken in compliance with the terms of, or the taking of any action required by, this Agreement or (z) the failure to take any action prohibited by this Agreement, (11) changes in Law, regulation or other legal or regulatory conditions (or the interpretation thereof) (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry), (12) changes in GAAP or other accounting standards (or the interpretation thereof) and (13) any matters expressly set forth in the Company Disclosure Letter; provided that, for purposes of this clause (13), the mere inclusion of a list of items such as Contracts, option grants, customers, suppliers or intellectual property shall not be deemed to be disclosure of any issues under or liabilities with respect to the items on such list.

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Product” shall mean all products and services, including the provision of such products and services on a software-as-a-service, web-based application, or other service basis, provided by the Company and its Subsidiaries.

“Company Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since September 30, 2011.

“Company Required Vote” shall mean the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement.

“Company Restricted Stock” shall mean shares of Company Common Stock issued pursuant to any Company Common Stock Plan that are subject to specified vesting criteria.

“Company RSUs” shall mean each outstanding restricted stock unit granted under the Company Equity Incentive Plan.

“Company Termination Fee” shall mean an amount in cash equal to $13,800,000.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, between the Company and Thoma Bravo, LLC, dated as of February 5, 2013.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, mortgage, indenture, debenture, note, option, warrant, warranty, purchase order, license, permit, franchise, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Dissenter Shares” shall mean shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by Dissenting Stockholders.

“Dissenting Stockholder” means any holder of shares of Company Common Stock who has not voted such shares in favor of the Merger and who is entitled to assert and properly asserts appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, and who has not effectively withdrawn or lost the right to assert appraisal rights under the provisions of Section 262 of the DGCL.

“Effect” shall mean any effect, change, event, occurrence, circumstance or development.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as the parties hereto agree shall be specified in such Certificate of Merger.

“Employment Agreements” shall mean any Contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Claims” shall mean any and all Actions, Orders or Encumbrances by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of, or Liability under, any Environmental Law.

“Environmental Law” shall mean all Law relating to pollution or protection of the environment or human health.

“Environmental Permits” shall mean all Permits required to be obtained by the Company in connection with its business under applicable Environmental Law.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall mean the Company’s Employee Stock Purchase Plan, adopted on June 28, 1999, as amended through March 18, 2011.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean any officer or employee of a Governmental Entity, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any Governmental Entity or public organization.

“Governmental Entity” shall mean any federal, domestic, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated, listed, defined or for which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean any of the following Liabilities: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (iv) Liabilities related to the deferred purchase price of property or services (including deferred purchase price, “earn-out,” or similar Liabilities related to prior acquisitions), other than trade payables incurred in the ordinary course of business or deferred revenue, (v) Liabilities arising from cash/book overdrafts, (vi) Liabilities under capitalized leases, (vii) Liabilities under conditional sale or other title retention agreements, (viii) Liabilities with respect to vendor advances, (ix) Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) Liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities and (xi) indebtedness of others guaranteed by the Company or its Subsidiaries or secured by any Encumbrance on the assets of the Company or its Subsidiaries.

“Information Systems” shall mean the computer Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third-party Software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems that are used or relied on by the Company and its Subsidiaries.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing, (ii) all issued patents, patent rights, and patent applications, (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same, (iv) all Internet domain names and Internet web-sites and the content thereof and (v) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” or any similar expression used with respect to the Company, shall mean the actual knowledge of any Company Knowledge Person or the knowledge that any such Company Knowledge Person would reasonably be expected to have in the exercise of their duties with reasonable care.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leased Real Property Subleases and Leases” means all subleases, leases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold or subleasehold estate in, or the right to use or occupy, any Owned Real Property, Leased Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any Subsidiary thereunder.

“Lender” shall mean Ares Capital Corporation.

“Lender Parties” shall mean Lender together with its Affiliates and the officers, directors, employees, affiliates, partners, controlling parties, advisors, agents and representatives of the Lender and such Affiliates.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any Contract or undertaking and those arising as a result of any act or omission.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“Open Source Software” shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping and all easements and other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights currently owned by the Company or any of its Subsidiaries, or owned by the Company or any of its Subsidiaries at any time in the previous ten (10) years.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Group” shall mean, collectively, Parent, the Sponsor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Parent Material Adverse Effect” shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

“Parent Termination Fee” means an amount in cash equal to $27,600,000.

“Permitted Encumbrances” shall mean: (i) real estate taxes, assessments and other governmental levies, fees or charges that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not due and payable and that shall be paid in full and released at the Closing, (iii) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) except with respect to the Owned Real Property, liens imposed by Law (other than Tax Law) and (vi) except with respect to the Owned Real Property, non-exclusive licenses by the Company or a Subsidiary in the ordinary course of business consistent with past practice on its standard form of customer agreement as made available to Parent.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Common Stockholders in connection with the Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company, the Company Financial Advisor).

“Required Reaffirmation” means the public reaffirmation by the Company of the Company Recommendation upon Parent’s request.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall mean any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including User Documentation, user manuals and training materials, relating to any of the foregoing.

“Stockholders Meeting” shall mean a meeting of the Company Common Stockholders to be called to consider the adoption of this Agreement.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 80%) that the Company Board of Directors determines in good faith, after consultation with independent financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, stockholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company, (a) is reasonably likely to be consummated in accordance with its terms and (b) would result in a transaction more favorable to the Company Common Stockholders from a financial point of view than the transactions provided for in this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of another Person.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“User Documentation” shall mean explanatory and informational materials concerning the Company products, in printed or electronic format, which the Company or any Subsidiary has released for distribution to end users with such Company products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar Law.

Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Action	3.7
Aggregate Consideration	3.3(h)
Agreement	Preamble
Alternative Financing Commitments	4.5
Bankruptcy and Equity Exception	3.2
Certificates	2.2
Certifications	3.8(b)
Closing Date	1.2
Commerce	3.6(c)
Company	Preamble
Company Adverse Recommendation Change	5.6(c)(i)
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Common Stockholders	Recitals
Company Material Contract	3.15(a)
Company Recommendation	3.5(c)
Continuing Employees	5.15(a)
Debt Financing	4.5(a)
Debt Financing Commitment	4.5(a)
Definitive Debt Agreements	5.12(a)
DGCL	Recitals
Equity Financing	4.5(a)
Equity Financing Commitment	4.5(a)
Exchange Fund	2.1
Existing D&O Policy	5.9(b)
FCPA	3.6(b)
Fee Letter	4.5(a)
Final Offering	1.7(e)
Financing	4.5
Financing Commitments	4.5
Indemnified Persons	5.9(a)
Intervening Event	5.6(e)
Leases	3.11(c)
Limited Guarantee	Recitals
Major Customer	3.22
Major Supplier	3.22
Maximum Premium	5.9(b)
Merger	Recitals
Merger Consideration	1.4(a)
Merger Sub	Preamble
Notice Period	5.6(d)(iii)
OFAC	3.6(c)
Outside Termination Date	7.1(f)
Parent	Preamble
Paying Agent	2.1
Record Date	5.5(b)
SDN List	3.6(c)
SEC Clearance Date	5.4(b)
Sponsor	Recitals
Voting Agreements	Recitals

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HAWAII PARENT CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President and Secretary

HAWAII MERGER CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President and Secretary

KEYNOTE SYSTEMS, INC.

By:	/s/ Umang Gupta
Name:	Umang Gupta
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger